UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

VISA INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 432-3200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2018, Visa Inc. (the “Company”); its wholly owned subsidiaries, Visa U.S.A. Inc. and Visa International Service Association; MasterCard Incorporated; MasterCard International Incorporated; various U.S. financial institution defendants; and plaintiffs purporting to act on behalf of the putative class primarily seeking damages (the “Damages Class”) signed an amended settlement agreement (the “Amended Settlement Agreement”) that supersedes the original settlement agreement entered into on October 19, 2012, to resolve the claims of the Damages Class in the matter styled In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 05-MD-1720 (MKB) (JO) (the “Multi-District Litigation”). The claims were originally brought in 2005 by several plaintiffs purporting to represent a class of U.S. retailers.
The Amended Settlement Agreement includes, among other terms:

•
A release from participating class members for liability arising out of conduct alleged by the Damages Class in the litigation, including claims that accrue no later than five years after the Amended Settlement Agreement becomes final. Participating class members will not release injunctive relief claims as a named representative or non-representative class member in the putative class action seeking injunctive relief in Barry’s Cut Rate Stores, Inc., et al. v. Visa, Inc., et al., MDL No. 1720 Docket No. 05-md-01720 (MKB) (JO).

•
An additional settlement payment from all defendants of $900 million, with the Company’s share of the additional settlement payment being $600 million. The Company’s share will be paid from the previously funded litigation escrow account established pursuant to the Company’s retrospective responsibility plan (the “Retrospective Responsibility Plan”). The additional settlement payment will be added to the approximately $5.3 billion previously paid by the defendants pursuant to the original 2012 settlement agreement in the Multi-District Litigation. More information on the Retrospective Responsibility Plan and the original 2012 settlement agreement is described in the Company’s Form 10-K filed with the Securities and Exchange Commission on November 17, 2017.

•
Up to $700 million may be returned to defendants (with up to $467 million to the Company) if more than 15% of class members (by payment volume) opt out of the class. The amount that may be returned to defendants is calculated using a formula based on the payment volume attributable to class members that opt out of the class. If more than 25% of class members (by payment volume) opt out of the class, defendants may terminate the Amended Settlement Agreement.

The above description is qualified entirely by reference to the Amended Settlement Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K. The Amended Settlement Agreement is the result of extensive negotiations and mediation among the parties. It remains subject to court approval, which the Company cannot assure will be obtained.

Item 8.01             Other Events
On September 18, 2018, the Company issued a press release announcing that it had entered into the Amended Settlement Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K. All information in the press release is furnished but not filed.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Superseding and Amended Definitive Class Settlement Agreement
99.1	Press release issued by Visa Inc. dated September 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: September 18, 2018	By:	/s/ Alfred F. Kelly, Jr.
Alfred F. Kelly, Jr. Chief Executive Officer